SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED JULY 21, 2003
(To Prospectus dated June 19, 2003)


                                  CWABS, INC.
                                   Depositor

                                  Countrywide
                               Home Loans, Inc.
                                    Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer


                  Asset-Backed Certificates, Series 2003-4
                                -------------






The Class A-R certificates
represent obligations of             The Class A-R Certificates
the trust only and do not
represent an interest in             o  This Supplement relates to the
or obligation of                        offering of the Class A-R certificates
CWABS, Inc., Countrywide                of the series referenced above and
Home Loans, Inc.,                       updates the Prospectus Supplement,
Countrywide Home Loans                  dated July 21, 2003 and the
Servicing LP or any of                  Prospectus of the depositor, dated
their affiliates.                       June 19, 2003.

                                     o  This supplement does not contain
This supplement may be                  complete information about the
used to offer and sell                  offering of the Class A-R
the offered certificates                certificates. Additional information
only if accompanied                     is contained in the prospectus
by the prospectus                       supplement and the prospectus
supplement and the                      referenced above. You are urged to
prospectus.                             read this supplement, the prospectus
                                        supplement and the prospectus in full.

                                     o  We are supplementing the "Method of
                                        Distribution" section on page S-78 of
                                        the Prospectus Supplement as follows.

                                                METHOD OF DISTRIBUTION

                                            Countrywide Securities
                                     Corporation, an affiliate of the
                                     Depositor, the Seller and the Master
                                     Servicer, will act as principal in
                                     connection with offers and sales relating to market making transactions in the Class A-R Certificates. Countrywide Securities Corporation may also act as agent in such transactions. Sales will be made at prices relating to the prevailing prices at the time of sale.


Neither the SEC nor any state securities commission has approved these securities or determined that this supplement, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this supplement is September 8, 2003